Exhibit 99.1

Contact:	Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3580
Curtis@otelcotel.com

Otelco to Acquire Shoreham Telephone Company, Inc.

ONEONTA, Alabama (April 4, 2011) – Otelco Inc. (NASDAQ: OTT; TSX: OTT.un), a wireline telecommunications services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire and West Virginia, today announced it has signed a definitive agreement to acquire Shoreham Telephone Company, Inc. for approximately $4.5 million in cash, subject to certain purchase price adjustments.

“The acquisition of Shoreham is a strategically important opportunity for Otelco to continue the expansion of our footprint in New England,” said Mike Weaver, President and Chief Executive Officer of Otelco.  “While Shoreham has similar roots to Otelco as a rural wireline telephone provider, its existing network in Vermont provides an excellent point from which our CLEC (OTT Communications) can begin serving our fourth state. We are very excited about this transaction and its impact as a catalyst for future growth.”

Shoreham, located in Shoreham, Vermont, is a privately owned company that has provided telecommunications solutions to residential and business customers for nearly a century.  The company offers a complete set of voice, data and Internet services to its customers in middle Vermont. For the year ended December 31, 2010, Shoreham generated approximately $2.4 million in total revenue and had 4,975 access line equivalents.

Otelco plans to finance the acquisition from cash on its balance sheet. The acquisition is expected to close in 2011 following regulatory approvals.

ABOUT OTELCO
Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire and West Virginia.  The Company’s services include local and long distance telephone, network access, transport, digital high-speed data and dial-up internet access, cable television and other telephone related services.  With more than 99,000 voice and data access lines which are collectively referred to as access line equivalents, Otelco is among the top 25 largest local exchange carriers in the United States based on number of access lines.  Otelco operates ten incumbent telephone companies serving rural markets, or rural local exchange carriers.  It also provides competitive retail and wholesale communications services through several subsidiaries. For more information, visit the Company’s web site at www.OtelcoInc.com.

FORWARD LOOKING STATEMENTS
Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the timing of the acquisition to differ from that expressed by such forward looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes”, “belief,” “expects,” ‘intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.